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                                                                    Exhibit 23.4

                                     CONSENT

         By signature below, the undersigned hereby consents to being named in the registration statement on Form S-1 of The Providence Service Corporation, a Delaware company (the "Company"), as an individual to become a director of the Company and serve on certain committees of the Company's Board of Directors effective upon the closing of the initial public offering of the Company's common stock and to the inclusion of her biographical information in the registration statement on Form S-1.

         In witness whereof, this Consent is signed and dated as of the 19th day of June, 2003.

                                                   /s/Kristi L. Meints
                                                   ----------------------------
                                                   Kristi L. Meints